 .35% Preferred Bonus For California Residents
Prospectus Supplement Dated December 16, 1999.


          TERM               RATE     ANNUAL YIELD*       BONUS         BONUS RATE         BONUS YIELD*
         3-5 mos.            7.50%         7.78%          +.35             7.85%               8.16%
        6-11 mos.            8.75%         9.14%          +.35             9.10%               9.52%
       12-17 mos.            9.35%         9.80%          +.35             9.70%              10.18%
       18-23 mos.            9.50%         9.96%          +.35             9.85%              10.35%
       24-29 mos.            9.75%        10.24%          +.35            10.10%              10.62%
       30-35 mos.            9.85%        10.35%          +.35            10.20%              10.73%
       36-47 mos.           10.10%        10.62%          +.35            10.45%              11.01%
       48-59 mos.           10.45%        11.01%          +.35            10.80%              11.40%
       60-83 mos.           11.25%        11.90%          +.35            11.60%              12.30%
      84-119 mos.           11.35%        12.01%          +.35            11.70%              12.41%
         120 mos.           11.60%        12.29%          +.35            11.95%              12.69%
   Money Market Notes        6.15%         6.34%           N/A               N/A                 N/A

FOR MORE INFORMATION CALL: 1-800-776-4001 or 602-952-0105. Minimum for Investment Notes and Money Market Notes $1000. Ask about our rates for larger investments.

[ABFS LOGO]


    2255 Glades Rd.      BalaPointe Office Centre       2425 East Camelback Rd.
     Suite 311E         111 Presidential Boulevard            Suite 1065
Boca Raton, FL 33431       Bala Cynwyd, PA 19004           Phoenix, AZ 85016
                            www.abfsonline.com

American Business Financial Services, Inc. is a publicly traded Company (NASDAQ;
ABFI). An offer can only be made by the Prospectus dated October 15, 1999 delivered in conjunction with this Rate Supplement dated December 16, 1999. See "Risk Factors" in the Prospectus for a discussion of certain factors which should be considered in connection with an investment in the Notes. Interest is compounded daily based on a 365 day year. *The Effective Annual Yield assumes all interest reinvested daily at the stated rate. Rates are subject to change. **The interest rate paid on the Money Market Notes is subject to change from time to time at the Company's sole discretion provided that such rate shall not be reduced below 4.0% per year. Written notice of any decrease in rate will be provided to holders of such notes at least 14 days prior to the effective date of the change. No notice will be provided in connection with an increase in the interest rate paid on such notes.

ABFS MONEY MARKET NOTES NEW REDEMPTION OPTION - Holders of ABFS Money Market Notes may order payable through drafts from the Company to redeem Money Market Notes and access their funds. Formerly, holders of Money Market Notes could redeem their notes by providing a written request to the Company. Holders of ABFS Money Market Notes may redeem their Notes through drafts from the Company to access their funds. Holders of Money Market Notes may write up to three checks per calendar month. Each check must be drawn for an amount of $500 or more. A check maynot be redeemed at Prime Bank. At the sole discretion of the Company, check writing capabilities may be deferred for up to 30 days with new ABFS Money Market Notes. In such event, the Money Market Note may be redeemed upon 10 business days written notice to the Company. We will extend all reasonable efforts to verify the drawer signature that appears on ABFS Money Market Note checks. However, if checks are lost, stolen or otherwise held or used by an unauthorized individual, the rightful holder of the ABFS Money Market Note checks must notify the Company within 24 hours; otherwise the Company will not be responsible for any misappropriation of the underlying funds. Fees will be assessed in connection with checks written on ABFS Money Market Notes as follows: Stop Payment -- $20, Not Sufficient Funds (NSF) - $30, Excess Check (over 3 per month) - $10, Check Photography - $5, Account Research -$5 These fees may be changed at the discretion of the Company.

 .35% Preferred Bonus For Florida Residents
Prospectus Supplement Dated December 16, 1999.


       TERM            RATE          ANNUAL YIELD*         BONUS        BONUS RATE         BONUS YIELD*
      3-5 mos.         7.50%             7.78%             +.35            7.85%               8.16%
     6-11 mos.         8.75%             9.14%             +.35            9.10%               9.52%
    12-17 mos.         9.35%             9.80%             +.35            9.70%              10.18%
    18-23 mos.         9.50%             9.96%             +.35            9.85%              10.35%
    24-29 mos.         9.75%            10.24%             +.35           10.10%              10.62%
    30-35 mos.         9.85%            10.35%             +.35           10.20%              10.73%
    36-47 mos.        10.10%            10.62%             +.35           10.45%              11.01%
    48-59 mos.        10.45%            11.01%             +.35           10.80%              11.40%
    60-83 mos.        11.25%            11.90%             +.35           11.60%              12.30%
   84-119 mos.        11.35%            12.01%             +.35           11.70%              12.41%
      120 mos.        11.60%            12.29%             +.35           11.95%              12.69%
Money Market Notes     6.15%             6.34%              N/A              N/A                 N/A

FOR MORE INFORMATION CALL: 1-800-776-4001 or 561-988-0488. Minimum for Investment Notes and Money Market Notes $1000. Ask about our rates for larger investments.

[ABFS LOGO]


                                                         www.abfsonline.com
  2255 Glades Rd.         BalaPointe Office Centre     2425 East Camelback Rd.
    Suite 311E           111 Presidential Boulevard          Suite 1065
Boca Raton, FL 33431        Bala Cynwyd, PA 19004         Phoenix, AZ 85016

American Business Financial Services, Inc. is a publicly traded Company (NASDAQ;
ABFI). An offer can only be made by the Prospectus dated October 15, 1999 delivered in conjunction with this Rate Supplement dated December 16, 1999. See "Risk Factors" in the Prospectus for a discussion of certain factors which should be considered in connection with an investment in the Notes. Interest is compounded daily based on a 365 day year. *The Effective Annual Yield assumes all interest reinvested daily at the stated rate. Rates are subject to change. **The interest rate paid on the Money Market Notes is subject to change from time to time at the Company's sole discretion provided that such rate shall not be reduced below 4.0% per year. Written notice of any decrease in rate will be provided to holders of such notes at least 14 days prior to the effective date of the change. No notice will be provided in connection with an increase in the interest rate paid on such notes.

ABFS MONEY MARKET NOTES NEW REDEMPTION OPTION - Holders of ABFS Money Market Notes may order payable through drafts from the Company to redeem Money Market Notes and access their funds. Formerly, holders of Money Market Notes could redeem their notes by providing a written request to the Company. Holders of ABFS Money Market Notes may redeem their Notes through drafts from the Company to access their funds. Holders of Money Market Notes may write up to three checks per calendar month. Each check must be drawn for an amount of $500 or more. A check maynot be redeemed at Prime Bank. At the sole discretion of the Company, check writing capabilities may be deferred for up to 30 days with new ABFS Money Market Notes. In such event, the Money Market Note may be redeemed upon 10 business days written notice to the Company. We will extend all reasonable efforts to verify the drawer signature that appears on ABFS Money Market Note checks. However, if checks are lost, stolen or otherwise held or used by an unauthorized individual, the rightful holder of the ABFS Money Market Note checks must notify the Company within 24 hours; otherwise the Company will not be responsible for any misappropriation of the underlying funds. Fees will be assessed in connection with checks written on ABFS Money Market Notes as follows: Stop Payment -- $20, Not Sufficient Funds (NSF) - $30, Excess Check (over 3 per month) - $10, Check Photography - $5, Account Research -$5 These fees may be changed at the discretion of the Company.